Exhibit 99.1

ATMI REPORTS SECOND QUARTER FINANCIAL RESULTS
•	Second quarter revenues of $89.5 million down 3%; diluted EPS of $0.30 increased 15%.
•	Second quarter operating margin up 230 basis points year-over-year to 14.9%.
•	Full year 2008 guidance ranges, as updated on July 14, 2008:
•	Revenues: $375-$400 million.
•	Diluted EPS: $1.25-$1.40.
DANBURY, Conn. — July 23, 2008 — ATMI, Inc. (NASDAQ: ATMI) today announced revenues of $89.5 million for the second quarter of 2008, a 3% decline compared with $92.4 million in the second quarter of 2007. Earnings per diluted share were $0.30, a 15% increase compared with $0.26 per diluted share in the second quarter of 2007.
ATMI announced on July 14th that second quarter revenue would be below expectations due to shipment delays for some SDS® products, reduced sales into the memory sector, and slower-than-anticipated new product adoption.
Operating income increased 15% to $13.4 million, compared with $11.6 million a year ago, while operating margin for the second quarter increased to 14.9%, compared with 12.6% for the second quarter a year earlier.
For the six months ended June 30, 2008 revenues increased 4% to $182.3 million, compared with $174.6 million in the first half of 2007. Earnings per diluted share were $0.62 in the first six months of 2008, a 41% increase compared with $0.44 per diluted share in the first half of 2007.
—more—

ATMI Reports Second Quarter 2008 Financial Results — Page 2 of 5
Operating income increased 49% to $28.5 million in the first half of 2008, compared with $19.1 million a year ago, while operating margin for the first half increased to 15.7%, compared with 11.0% in the first half of 2007. This improvement was expected given some of the operating difficulties experienced in the first half of last year.
Doug Neugold, ATMI Chief Executive Officer, said, “We understand what caused our shortfall in revenue in the second quarter, and are responding accordingly.. While the broad adoption of the new AutoClean™ and RegenSi™ products is taking longer than expected, we remain confident about their ultimate prospects for success. .”
Tim Carlson, Chief Financial Officer, said, “Despite our disappointing revenue performance in the quarter, we improved our profitability. Gross margin improved to 51.7% in the second quarter from 48.9% a year ago, because of favorable product mix, manufacturing efficiencies, and supply chain cost-saving initiatives. Going forward, we will benefit from reduced litigation spending now that the matters with Praxair have been settled. However, given the current economic environment, we remain cautious about the outlook for the rest of the year.”
A conference call (888.822.9375) to discuss the Company’s second quarter financial results and business outlook will begin at 11:00 a.m. Eastern time, July 23, 2008. A replay (800.642.1687, passcode 30943609) of the call will be available for 48 hours. An audio webcast of the conference call will be available for 30 days on atmi.com.
ATMI provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit atmi.com.
ATMI, AutoClean, RegenSi, and SDS are trademarks or registered trademarks of Advanced Technology Materials Inc. in the United States, other countries or both.

ATMI Reports Second Quarter 2008 Financial Results — Page 3 of 5
Statements contained herein that relate to ATMI’s future performance, including, without limitation, statements with respect to ATMI’s anticipated results of operations or level of business for 2008 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI’s markets; competition, problems, or delays developing, commercializing and delivering new products; problems or delays in integrating acquired operations and businesses; and other factors described in ATMI’s Form 10-K for the year ended December 31, 2007 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.
# # # #
For more information contact:
Dean Hamilton
Director, Investor Relations & Corporate Communications
203.207.9349 Direct
203.794.1100 x4202
dhamilton@atmi.com
# # # #
TABLES FOLLOW

ATMI Reports Second Quarter 2008 Financial Results — Page 4 of 5
ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$89,487	$92,432	$182,284	$174,586
Cost of revenues	43,199	47,247	89,630	90,127

Gross profit	46,288	45,185	92,654	84,459
Operating expenses:
Research and development	9,583	7,298	18,075	14,544
Selling, general, & administrative	23,330	26,238	46,035	50,790

Total operating expenses	32,913	33,536	64,110	65,334

Operating income	13,375	11,649	28,544	19,125
Other income, net	527	1,916	789	3,807

Income before income taxes	13,902	13,565	29,333	22,932
Income taxes	4,223	4,294	9,269	7,338

Net income	$9,679	$9,271	$20,064	$15,594

Diluted earnings per share	$0.30	$0.26	$0.62	$0.44
Weighted average shares outstanding	32,091	35,369	32,453	35,486

ATMI Reports Second Quarter 2008 Financial Results — Page 5 of 5
ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash & marketable securities (1)	$97,857	$193,697
Accounts receivable, net	59,130	61,405
Inventories, net	56,630	48,885
Other current assets	23,627	23,436

Total current assets	237,244	327,423
Property, plant, and equipment, net	127,127	106,171
Marketable securities, non-current (1)	4,349	—
Other assets	83,616	58,647

Total assets	$452,336	$492,241

Liabilities and stockholders’ equity
Accounts payable	$22,339	$22,735
Other current liabilities	18,015	24,467

Total current liabilities	40,354	47,202
Non-current liabilities	12,606	10,656
Stockholders’ equity	399,376	434,383

Total liabilities & stockholders’ equity	$452,336	$492,241

(1)	Total cash and marketable securities equaled $102.2 million and $193.7 million at June 30, 2008 and December 31, 2007, respectively.